                                                                  EXHIBIT (C)(2)

                                   AGREEMENT
                                   ---------


          AGREEMENT, dated as of November 17, 1997 (the "Agreement"), by and among Apollo Investment Fund III, L.P. ("Apollo Fund"), Bastion Capital Fund, L.P. ("Bastion Capital"), Liberty Media Corporation, a Delaware corporation ("Liberty"), and Sony Pictures Entertainment Inc., a Delaware corporation ("SPE").

          WHEREAS, the parties have determined that it is in their respective best interests to submit a proposal (the "Bid") for the acquisition (the "Acquisition") of all of the outstanding shares of capital stock of Telemundo Group, Inc., a Delaware corporation (the "Company"), by a Delaware corporation ("Station Co."), to be formed by (i) Apollo Fund, and/or one or more other Apollo Entities (as defined below) (collectively, "Apollo"), (ii) Bastion Capital and/or one or more of its affiliates (as defined in Rule 405 ("Rule 405") under the Securities Act of 1933, as amended (the "Securities Act")) or related persons (including for this purpose, investment funds advised by Bastion Capital and its affiliates) (collectively "Bastion"), (iii) a subsidiary of Liberty, and (iv) a subsidiary of SPE. For purposes of this Agreement, "Apollo Entities" means, collectively, Apollo Advisors, L.P., Apollo Management, L.P., or any investment fund or investment account over which Apollo Advisors, L.P., Apollo Management, L.P., or any of their respective affiliates or principals (directly or through an investment management or investment advisory arrangement) have the power to direct the investment decisions;

          WHEREAS, Liberty and SPE wish to ensure the continued participation of Apollo and Bastion in the Company; and

          WHEREAS, Apollo Fund and Bastion Capital recognize the unique benefits of a strategic alliance with Liberty and SPE and wish to secure the participation of Liberty and SPE in the Company and to have Liberty and SPE or an entity to be formed by Liberty and SPE for the purpose of acquiring and operating the network programming and affiliate operations of the Company ("Network Co.") enter into certain arrangements with the Company.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:
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          1.   Commitments.
               -----------

          (a) Apollo and Bastion shall form an entity ("Station Holdings") in which Apollo shall have an economic and voting interest of not less than 66.67% and Bastion shall have the remaining economic and voting interest. Apollo and Bastion hereby agree that they shall cause Station Holdings to purchase prior to the consummation of the Acquisition (the "Closing") for an amount in cash determined pursuant to Section 2 (the "Equity Purchase Price") not to exceed $125 million such number of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Station Co. that represents at the Closing a 50.1% interest in Station Co. In addition, Station Holdings shall receive at the Closing, for no additional consideration, rights (the "Rights") with respect to membership or partnership interests in Network Co. (the "Network Interest") that represent 10% of the Network Interests outstanding at the Closing at an aggregate strike price equal to 10% of the aggregate Network Interest Prices paid by Liberty and SPE pursuant to Section 1(d), in each case after giving effect to the issuance of the Rights as if the Network Interests represented thereby had been issued for an amount equal to the strike price. The strike price shall be proportionately adjusted for (i) any equity investments made by Liberty or SPE in Network Co. (with non-cash investments valued at the fair market value thereof) subsequent to the Closing and (ii) distributions made to Liberty or SPE, other than (x) distributions made pursuant to the constituent documents of Network Co. (which documents will contain terms consistent with the terms of the Network Agreement, dated as of November 10, 1997, between Liberty and SPE) in respect of taxes payable on the income of Network Co. and (y) distributions in which all holders of interests in Network Co., including holders of the Rights, participate on a pro rata basis (as adjusted, the "Strike
                                        --- ----
Price"). Any loans to Network Co. by Liberty or SPE or their respective affiliates shall bear interest not in excess of 10% per annum and shall have other terms customary for such loans.

          (b) Liberty hereby agrees that it will purchase prior to the Closing for an amount in cash determined pursuant to Section 2 (the "Liberty Equity Purchase Price") not to exceed $62.2505 million such number of shares of Common Stock representing a 24.95% economic and voting interest in Station Co. In addition, Liberty shall, at the Closing, grant to Station Holdings a proxy to vote shares of its Common Stock representing, at any time, the number of shares of Common Stock in excess of 4.99% of the outstanding Common Stock, or such fewer number of shares as is consistent with the requirements of the Communications Act of 1984, as amended (the "Communications Act") and the rules and regulations of the Federal Communications Commission (the "FCC") thereunder; provided, that, if at any time Liberty may vote any percentage of Common Stock
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in excess of or less than 4.99% consistent with the requirements of the
Communications Act and the rules and regulations of the FCC, such proxy shall be limited to the number of shares representing the difference between the number of shares of Common Stock owned by Liberty and the number of shares of Common Stock representing the percentage which Liberty is permitted to vote.

          (c) SPE hereby agrees that it will purchase prior to the Closing for an amount in cash determined pursuant to Section 2 (the "SPE Equity Purchase Price") not to exceed $62.2505 million such number of shares of Common Stock representing a 24.95% economic and voting interest in Station Co.

          (d) Liberty and SPE each hereby agree to purchase for $25 million in cash (or such greater amount as is required pursuant to Section 2) the Network Interest that represents at Closing 50% of the equity interests outstanding in Network Co. (such price hereinafter referred to as the "Network Interest Price"), provided, however, that the calculation of such percentage shall not
         --------  -------
take into account the Rights. Network Co. shall purchase from the Company and its subsidiaries the Network Assets (as defined below) for a purchase price of $50 million (or such greater amount as described in Section 2). To the extent that any cash taxes are payable as a result of such transfer, the parties agree to work together to minimize the impact. For purposes of this Agreement, "Network Assets" means the capital stock of Telemundo Network, Inc. (or, at the election of Network Co., the assets of Telemundo Network, Inc. and its subsidiaries) and the other assets of the Company and its subsidiaries (in each case excluding cash and accounts receivable) used in the network programming, affiliation, network advertising sales and network marketing operations of the Company and its subsidiaries, including, but not limited to all rights to names, logos, trademarks and other intellectual property utilized by the Company in connection with the Telemundo Network and all station affiliation agreements. The Network Assets shall not include any assets necessary to conduct the business of Station Co. as contemplated to be conducted after the Closing and, to the extent that any assets are shared between Station Co. and Network Co., the parties agree to work together to appropriately allocate such assets between them.

          2.  Submission of Bid.
              -----------------

          As promptly as practicable following the date hereof, the parties hereto shall submit the Bid to the Company and Lazard Freres & Co. Inc., financial advisor to the Company. Liberty, SPE and Apollo (on behalf of Station Holdings) agree that the initial Bid shall be $39 per share of common stock of the Company, which Bid will be financed as set forth in Exhibit A. The aggregate equity commitment of the parties to Station Co. in connection with the initial Bid shall be $250 million (the "Total Equity").

Liberty, SPE and Station Holdings (or if not formed at the time of such determination, Apollo) shall jointly determine the amount and terms of any subsequent Bid (including whether any such Bid is made and whether any conditions specified in any previous Bid will be waived or amended). Each party agrees that it will act in good faith to arrive at agreement and not unreasonably object to such terms if the resulting capitalization of Station Co. is consistent with that described herein. The Equity Purchase Price, the Liberty Equity Purchase Price and the SPE Equity Purchase Price in connection with the Bid or any subsequent Bid shall be determined by multiplying the Total Equity with respect to any Bid by 0.5010, 0.2495 and 0.2495, respectively, subject to the maximum amounts specified in Section 1. In the event that any subsequent Bid would require total funding in excess of the amounts set forth in Exhibit A, then (i) the first $14.8 million of any such additional funding shall be provided, (x) to the extent possible, by third party debt financing on terms and conditions reasonably satisfactory to Liberty, SPE and Station Holdings, and (y) to the extent such debt financing is not available, by contributions to Station Co. by the parties in the respective proportions set forth in the immediately preceding sentence, and (ii) the balance of any such excess shall be funded (x) 50% by an increase in the purchase price for the Network Assets (which shall be funded by an increase in the Network Interest Price paid to Network Co.) and (y) 50% by additional equity contributions to Station Co. by the parties in the respective proportions set forth in the immediately preceding sentence. In no event shall the total funding requirements exceed $750 million.

          3.   Restrictions on Transfers by Station Holdings. Station Holdings
               ---------------------------------------------
shall not sell, assign, convey, transfer, pledge, subject to lien or otherwise dispose or encumber, whether directly or indirectly (including, without limitation, by way of any transfer of an interest in Station Holdings) ("Transfer"), its Common Stock or the Rights, except as expressly set forth in this Section 3.

          (a) After the fifth anniversary of the Closing, Station Holdings shall have the right, exercisable at any time as set forth herein, to sell to Liberty and SPE, and, if Station Holdings elects to exercise such right pursuant to this
Section 3(a), Liberty and SPE shall each have the several obligation to purchase, for cash or Marketable Securities (as defined below) or a combination thereof, at the option of Liberty or SPE, respectively, from Station Holdings, all of the Common Stock owned by Station Holdings. Each of Liberty and SPE shall be obligated to purchase 50% of such Common Stock, which obligations shall be several and not joint. The aggregate purchase price for the shares of Common Stock owned by Station Holdings shall equal the Appraisal Price (as defined herein) multiplied by a fraction, the numerator of which is the number of shares of Common Stock owned by Station Holdings (on a fully diluted basis) and the denominator of which is the total number of shares of Common Stock of

Station Co. outstanding, on a fully diluted basis (the "Station Co. Purchase Price") or, if applicable, the Minimum Value or the Maximum Value determined pursuant to Section 3(d) below. To exercise its rights under this Section 3(a), Station Holdings shall deliver to Liberty and SPE at the addresses set forth in
Section 15 hereof an irrevocable notice of its election to exercise such right (the "Put Notice"). If any Put Notice is given pursuant to this Section 3(a), Liberty and SPE shall also purchase the Rights at an amount equal to the difference (which shall not be less than zero) between (x) the Network Appraisal Price multiplied by a fraction, the numerator of which is the number of Network Interests represented by the Rights and the denominator of which is the total number of all then outstanding Network Interests (computed on a fully diluted basis and assuming issuance of the Network Interests represented by the Rights) and (y) the aggregate Strike Price of the Rights (the "Network Co. Purchase Price").

          (b) After the fifth anniversary of the Closing, Liberty and SPE shall jointly have the right, exercisable at any time as set forth herein, to purchase, with cash or Marketable Securities or a combination thereof, at the option of Liberty or SPE, respectively, all (but not less than all) of the Common Stock owned by Station Holdings, and, if Liberty and SPE elect to exercise such right pursuant to this Section 3(b), Station Holdings shall have the obligation to sell to Liberty and SPE all (but not less than all) of the Common Stock owned by it, at the Station Co. Purchase Price or, if applicable, the Minimum Value or the Maximum Value determined pursuant to Section 3(d) below. In connection with any such purchase Liberty and SPE shall each be severally obligated to purchase 50% of the Common Stock owned by Station Holdings. To exercise its rights under this Section 3(b), Liberty and SPE shall jointly deliver to Station Holdings at the address set forth in Section 15 an irrevocable notice of its election to exercise such right hereof (the "Call Notice"). Neither Liberty nor SPE may deliver a Call Notice without the consent of the other. If a Call Notice is given pursuant to this Section 3(b), Liberty and SPE shall also purchase the Rights at an amount equal to the Network Co. Purchase Price.

          (c) The consummation of the sale of the shares of Common Stock and the Rights, as contemplated by Section 3(a) and 3(b) above, as applicable, shall take place as promptly as practicable following the date of determination of the Appraisal Price; provided, however, that in the event regulatory approvals are
                 --------  -------
necessary for such sale of the shares of Common Stock to be consummated, Liberty and SPE shall purchase the Rights on or before the 90/th/ day following the date of determination of the Appraisal Price and the date for the closing of the purchase of the shares of Common Stock (the "Holdings Closing") shall be extended to a date 15 days after receipt of all such regulatory approvals, but in any event no later than 12 months from the date the Put Notice or the Call Notice, as the case may be, is given (the "Notice Date"). SPE and

Liberty agree that the nature of any FCC approval (including any waivers) to be sought in connection with any such sale shall be consistent with then existing FCC law, regulation and practice and will be consistent with and supported by relevant precedent. If requested by Station Holdings, SPE and Liberty will provide written confirmations to Station Holdings from an attorney experienced in FCC matters as to the matters set forth in the preceding sentence and that any of the waivers referred to in the preceding sentence are likely to be obtained. The parties shall use commercially reasonable efforts to consummate such Holdings Closing. If the Station Co. Purchase Price is not paid by the date which is six months from the Notice Date, the Station Co. Purchase Price shall accrue interest from such six month anniversary at a rate equal to 10% per annum, computed on a daily basis, which rate shall increase to 15% per annum for the period following the date which is nine months from the Notice Date. Such interest shall accrue from the dates referred to in the preceding sentence through the date immediately prior to the Holdings Closing or the consummation of the sale pursuant to Section 3(e), as applicable. Accrued interest shall be paid only at the time of the Holdings Closing or as provided for in Section 3(e), as the case may be.

          (d) Payment for the shares of Common Stock and the Rights shall be either (i) by wire transfer of immediately available funds to an account in the United States designated no later than two business days prior to the Holdings Closing by Station Holdings or (ii) if Liberty or SPE elect to deliver Marketable Securities, by delivery of certificates of Marketable Securities registered in such names and denomina tions as specified no later than two business days prior to the Holdings Closing by Station Holdings. The amount to be paid for the shares of Common Stock shall be the Station Co. Purchase Price (plus accrued interest (if any) under Section 3(c)); provided, however, if the
                                                     --------  -------
Station Co. Purchase Price, plus any interest accrued pursuant to Section 3(c), is lower than the Minimum Value, then the amount to be paid for the Shares of Common Stock shall be the Minimum Value, and if the Station Co. Purchase Price, taking into account any interest accrued pursuant to Section 3(c), is higher than the Maximum Value, the amount to be paid for the Shares of Common Stock shall be the Maximum Value. The amount to be paid for the Rights shall be the Network Purchase Price. The amount to be paid for the Shares of Common Stock is herein referred to as the "Common Stock Closing Payment". In the event that Liberty and/or SPE makes payment for the shares of Common Stock or the Rights in Marketable Securities, Liberty or SPE, as the case may be, shall arrange for the sale of the Marketable Securities as soon as reasonably practicable to or through an Investment Banking Firm selected by them and will pay to Station Holdings out of the proceeds of such sale, the amount of the Common Stock Closing Payment and/or the Network Purchase Price payable by it and not previously paid in cash (the "Unpaid Amount"). If the proceeds for such sale are less than the Unpaid Amount, then Liberty or SPE, as the case may be, shall pay to Station Holdings an amount equal to the Unpaid Amount.

          (e) (i) Without limiting the other rights of Station Holdings, in the event that Liberty and/or SPE fails to purchase (the "Defaulting Party") the shares of Common Stock held by Station Holdings pursuant to the provisions of this Section 3, (a) as between Liberty and SPE, the non-defaulting party, if any (the "Non-Defaulting Party") shall have the right to purchase, for cash or Marketable Securities, or a combination thereof, at the option of the Non-Defaulting Party given within 15 days of the default in question, from Station Holdings, the remainder of the shares of Common Stock held by Station Holdings at the Station Co. Purchase Price for such shares of Common Stock or (b) if the Non-Defaulting Party does not so elect to purchase the shares to be purchased by the Defaulting Party, Station Holding may sell all, but not less than all, of the Common Stock owned by it to a non-affiliated third party and the purchaser of such shares shall have the right to purchase the shares of Common Stock held by the Defaulting Party and the Non-Defaulting Party, at price per share equal to the price per share received by Station Holdings from such non-affiliated third party. Notwithstanding anything to the contrary in this Section 3, the right to cause the sale of the shares of Common Stock of the Defaulting Party shall not be the exclusive remedy of Station Holdings or the Non-Defaulting Party against the Defaulting Party. Any such sale of Common Stock shall be made as promptly as reasonably practicable.

          (ii) In the event a Put Notice or a Call Notice has been delivered and the Holdings Closing does not occur prior to 12 months from the Notice Date, Station Holdings shall have the right to demand that Station Co. be sold and Liberty and SPE shall jointly designate an Investment Banking Firm (as defined herein) to conduct an auction process (the "Auction") reasonably designed to solicit bids from all interested parties and otherwise seeking to maximize the sale price of Station Co. In the event Liberty and SPE do not designate such Investment Banking Firm within 13 months of the Notice Date, then Station Holdings may designate such Investment Banking Firm. Any such sale of Common Stock shall be made as promptly as reasonably practicable.

          (iii) In the event (a) the amount of consideration received by Station Holdings in a sale pursuant to Section 3(e)(i) or 3(e)(ii) (the "Auction Consideration") is less than the Pay Out Amount, Liberty and SPE shall each promptly pay to Station Holdings an amount equal to one half of the difference between (x) the Pay Out Amount and (y) the Auction Consideration and (b) the Auction Consideration is more than the Pay Out Amount, Station Holdings shall pay to each of Liberty and SPE an amount equal to 25% of the difference between
(x) the Auction Consideration and (y) the Pay Out Amount. The "Pay Out Amount" shall mean an amount equal to the Station Co.

Purchase Price plus interest accrued and unpaid pursuant to Section 3(c), or the Minimum Value if such amount is less than the Minimum Value or the Maximum Value, if such amount is greater than the Maximum Value.

          (f) Notwithstanding the provisions of Sections 3(a), 3(b) and 3(e), Liberty or SPE may assign its rights or obligations under Sections 3(a), 3(b) and 3(e) to one or more third parties, subject to any agreements between Liberty and SPE; provided, that Liberty and SPE shall not be released from their
         --------
respective purchase or other obligations hereunder.

          (g) Notwithstanding the provisions of Section 3(a), Station Holdings shall have the immediate right to give a Put Notice and to sell its Common Stock and Rights pursuant to the procedures described in Section 3(a) in the event that none of Liberty, SPE or any entity to which Common Stock is transferred pursuant to Section 4(b) or 4(c) (i) holds Network Interests representing at least 25% of all of the outstanding Network Interests and (ii) in the case of SPE, is a managing member or managing partner of Network Co.; provided, that for
                                                              --------
purposes of this clause (ii), if Liberty or its transferees hold Network Interests representing at least 25% of all outstanding Network Interests, none of SPE, Liberty or their transferees shall be required to be a managing member or managing partner of Network Co.

          (h) The obligations of each of Station Holdings, SPE, Liberty and any assignee of SPE or Liberty under this Section 3 shall not be subject to any setoff or offset of whatsoever nature. Each of SPE, Liberty, Station Holdings, Apollo, Bastion and any permitted assignee thereof shall perform their respective obligations under Sections 3(a)-(e) hereof regardless of any breach, or claim of breach, of any provision of this Agreement (other than the obligation to purchase and pay for, or sell and deliver, as the case may be, the Rights and/or shares of Common Stock pursuant to the Put/Call provisions of this
Section 3) or any other agreement among or between any of them, unless explicitly specified in definitive documentation implementing sections 3(a)-(e).

          (i) Station Holdings may at any time Transfer all of its Common Stock and Rights to an Apollo Entity, provided (i) such Transfer does not require any filing of a change of control or license transfer application under the Communications Act and (ii) such Transfer does not, directly or indirectly, result in any requirement that any party be required to modify any internal relationship or relationship with affiliates, divest or limit its rights with respect to any assets, agree to any restriction of its activities or modify any transaction with other affiliates in order to continue to hold and vote its interest in Station Co.

          (j) Station Holdings may pledge shares of Common Stock (and Apollo Fund and Bastion Capital may pledge their indirect interests in shares of Common Stock) and in connection therewith assign or transfer the associated put rights to a financial institution in a bona fide transaction, provided, that (i) no
                                ---- ----              --------
pledgee shall be permitted to foreclose on such pledge or to exercise such put before the fifth anniversary of the Closing or to exercise any voting rights with respect to such Common Stock, and (ii) any pledgee shall agree to provide 10 days notice of its intent to foreclose on the Common Stock and any such foreclosure shall be subject to the rights of Liberty and SPE to give a Call Notice and purchase such Common Stock pursuant to this Section 3.

          (k)  For purposes of this Section 3:

          "Annual Return" shall mean an internal rate of return, taking into account all payments, investments and distributions with respect to Station Co., from the Closing to the date of receipt of payment pursuant to this Section 3.

          "Appraisal Price" shall mean the price that an unrelated third party would pay to acquire all of the shares of Common Stock, in an arm's-length transaction, assuming that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested parties an opportunity to participate and to achieve the best value reasonably available to the Company's stockholders at that time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all affiliation and programming contracts to which the Company is then a party, as determined in accordance with the provisions of this paragraph. Within 10 days after the Notice Date, Station Holdings shall designate an Investment Banking Firm (the "Holdings Appraiser") and Liberty and SPE shall jointly designate an Investment Banking Firm to determine the Appraisal Price (the "Liberty/SPE Ap-praiser"). The parties recognize that EBITDA is only one of the factors that is relevant in determining the Appraisal Price; however, to the extent that the appraisers utilize EBITDA in their valuation analysis, the parties agree that they will instruct the appraisers to take into account, and to make appropriate adjustments to EBITDA for, increases in programming and marketing expenditures during the twelve month period ending immediately prior to the Notice Date (the "LTM Period"), compared to the level of such programming and marketing expenditures during the twelve month period ending immediately prior to the LTM Period which increased programming and marketing expenditures are reasonably expected to disproportionately benefit periods subsequent to the Notice Date. Within 30 days after the Notice Date, the Holdings Appraiser and the Liberty/SPE Appraiser shall each determine its initial view as to the Appraisal Price and consult with one another with respect thereto. Within 45 days after the Notice Date, the Holdings Appraiser and the Liberty/SPE Appraiser shall each have determined its final view as to the Appraisal Price. If the difference between the Higher Appraisal Price and the Lower Appraisal Price (each as defined below) is less than 10% of the Higher Appraisal Price, the Appraisal Price shall be the average of those two views. Otherwise, the Holdings Appraiser and the Liberty/SPE Appraiser promptly shall jointly designate a third Investment Banking Firm (the "Mutually Designated Appraiser") to determine the Appraisal Price. Within 15 days of such designation, the Mutually Designated Appraiser shall determine the Mutual Appraisal Price (as defined below), and the Appraisal Price shall be the average of (i) the Mutual Appraisal Price and (ii) the Higher Appraisal Price or Lower Appraisal Price, whichever is closer to the Mutual Appraisal Price. Notwithstanding the foregoing, in the event such sale is made after delivery of the Call Notice provided for in Section 3(b), the Appraisal Price shall not be lower than an amount determined by multiplying Station Co.'s EBITDA (taking into account and with appropriate adjustments for the increased programming and marketing expenditures reasonably expected to disproportionately benefit future periods described above) for the twelve months ending on the last day of the month immediately preceding the Notice Date by 10 and subtracting the indebtedness for borrowed money and capital leases of Station Co. and adding the cash and cash equivalents of Station Co. (determined in accordance with generally accepted accounting principles). Station Co. shall provide reasonable access to each of the Holdings Appraiser, the Liberty/SPE Appraiser and the Mutually Designated Appraiser to members of management of Station Co. and to the books and records of Station Co. so as to allow such appraisers to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the parties (and any assignee) agrees to cooperate with each of the appraisers and to provide such information as may reasonably be requested.

          "Higher Appraisal Price" shall mean the higher of the respective final views of the Holdings Appraiser and the Liberty/SPE Appraiser as to the Appraisal Price.

          "Higher Network Appraisal Price" shall mean the higher of the respective final views of the Holdings Appraiser and the Liberty/SPE Appraiser as to the Network Appraisal Price.

          "Investment Banking Firm" shall mean an investment banking firm of recognized national standing.

          "Lower Appraisal Price" shall mean the lower of the respective final views of the Holdings Appraiser and the Liberty/SPE Appraiser as to the Appraisal Price.

          "Lower Network Appraisal Price" shall mean the lower of the respective final views of the Holdings Appraiser and the Liberty/SPE Appraiser as to the Network Appraisal Price.

          "Marketable Securities" shall mean marketable securities (i) issued by an issuer with a public float equal or greater to $2 billion; (ii) that are of a class of securities listed on a major national or international stock exchange;
(iii) that constitute, in the aggregate, not more than 5% of the outstanding securities of such class, and (iv) that have been registered under the Securities Act or are otherwise freely tradeable under the Securities Act and applicable "blue sky" or state securities laws.

          "Maximum Return" shall mean an amount that equals an Annual Return equal to 40%.

          "Maximum Value" shall mean the amount required to be paid at the date of receipt of payment pursuant to this Section 3 such that Station Holdings' internal rate of return with respect to such payment equals the Maximum Return (taking into account all payments, investments and distributions with respect to Station Co. from the Closing to the date of receipt of payment pursuant to this
Section 3).

          "Minimum Return" shall mean an amount that equals an Annual Return equal to 10%.

          "Minimum Value" shall mean the amount required to be paid at the date of receipt of payment pursuant to this Section 3 such that Station Holdings' internal rate of return with respect to such payment, equals the Minimum Return (taking into account all payments, investments and distributions with respect to Station Co. from the Closing to the date of receipt of payment pursuant to this
Section 3.)

          "Mutual Appraisal Price" shall mean the final view of the Mutually Determined Appraiser as to the Appraisal Price.

          "Mutual Network Appraisal Price" shall mean the final view of the Mutually Determined Appraiser as to the Network Appraisal Price.

          "Network Appraisal Price" shall mean the price that an unrelated third party would pay to acquire all of the equity interests (including the Rights) of Network Co., in an arm's-length transaction, assuming that Network Co. was being sold in a manner reasonably designed to solicit all possible participants and permit all interested parties an opportunity to participate and to achieve the best value reasonably available to Network Co.'s equityholders at that time, taking into account all existing circum stances, including, without limitation, the terms and conditions of all affiliation, carriage and programming contracts to which Network Co. is then a party, as determined in accordance with the provisions of this paragraph. Within 30 days after the Notice Date, the Holdings Appraiser and the Liberty/SPE Appraiser shall each determine its initial view as to the Network Appraisal Price and consult with one another with respect thereto. Within 45 days after the Notice Date, the Holdings Appraiser and the Liberty/SPE Appraiser shall each have determined its final view as to the Network Appraisal Price. If the difference between the Higher Network Appraisal Price and the Lower Network Appraisal Price is less than 20% of the Higher Network Appraisal Price, the Network Appraisal Price shall be the average of those two views. Otherwise, the Mutually Designated Appraiser will be designated to determine the Network Appraisal Price. Within 15 days of such designation, the Mutually Designated Appraiser shall determine the Mutual Network Appraisal Price, and the Network Appraisal Price shall be the average of (i) the Mutual Network Appraisal Price and (ii) the Higher Network Appraisal Price or Lower Network Appraisal Price, whichever is closer to the Mutual Network Appraisal Price. Network Co. shall provide reasonable access to each of the Holdings Appraiser, the Liberty Appraiser, the SPE Appraiser and the Mutually Designated Appraiser to members of management of Network Co. and to the books and records of Network Co. so as to allow such advisors to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the parties (and any assignee) agrees to cooperate with each of the appraisers and to provide such information as may reasonably be requested.

          (l) Liberty and SPE shall pay the costs and expenses incurred in connection with the Liberty/SPE Appraiser and Station Holdings shall pay the costs and expenses incurred in connection with the Holdings Appraiser. The costs and expenses incurred in connection with the Mutually Designated Appraiser shall be paid by the party whose appraiser submitted the appraisal price farthest away from the Mutual Network Appraisal Price.

          4.   Restrictions on Transfers by SPE and Liberty.
               --------------------------------------------

          (a) Prior to the fifth anniversary of the Closing, SPE and Liberty shall not sell, assign, convey, transfer, pledge, subject to lien or otherwise dispose of or encumber, whether directly or indirectly (including, without limitation, by way of a transfer of an interest in any entity which owns the Common Stock beneficially owned by SPE or Liberty) its Common Stock; provided,
                                                                     --------
however, either of Liberty and SPE may at any time Transfer its Common Stock in
-------
order to comply with restrictions imposed upon Liberty or SPE's ownership, as the case may be, of the Common Stock by any federal or state law, rule or regulation or any final judicial decree or order issued by any federal or state court of competent jurisdiction if (i) such compliance cannot be achieved by a restructuring of such party's interest and
(ii) prior to any such Transfer of its Common Stock such party has first offered to the other parties the opportunity to purchase such Common Stock on a pro rata
                                                                        --- ----
basis and such other parties shall not have agreed to purchase such Common Stock. Any third party who purchases such party's Common Stock pursuant to a Transfer made pursuant to the proviso in this Section 4(a) shall not be entitled to exercise the right to consent to the matters set forth in Section 6(a)(iv),
(v) or (vi) or to any of the Major Decisions provided for in Section 6(a) of this Agreement.

          (b)  Notwithstanding anything to the contrary contained in this
Section 4, each of Liberty and SPE may at any time Transfer all of its Common Stock, directly or indirectly through a Transfer of equity ownership interests in Liberty or SPE, as the case may be, to a Controlled Affiliate, provided there is no Change in Control resulting therefrom.

          (c)  Notwithstanding anything to the contrary contained in this
Section 4, each of Liberty and SPE may at any time Transfer all of its Common Stock, as part of a Transfer of a larger group of assets (the "Transferred Assets"), which Transfer may be effected through a corporate reorganization, a sale of assets, distribution of equity interests or otherwise, (a) if the Transferred Assets constitute a business which is engaged principally in the media, entertainment, cable or tele-communications business, and (b) the value of the Transferred Assets (other than the Common Stock) at the time of Transfer comprise at least 85% of the value of the Transferred Assets (including the Common Stock).

          (d)  Notwithstanding anything to the contrary contained in this
Section 4, no Transfer of shares of Common Stock by Liberty or SPE shall release Liberty or SPE, as the case may be, from its obligations under Section 3 of this Agreement unless expressly released from such obligations by Station Holdings and the entity to which the Common Stock is Transferred pursuant to this Section 4 shall expressly assume the obligations, and shall be entitled to exercise all of the rights (except as otherwise specifically limited hereby), of Liberty or SPE, as the case may be, under this Agreement.

          (e) Liberty and SPE may pledge shares of Common Stock and in connection therewith assign or transfer the associated call rights to a financial institution in a bona fide transaction, provided, that (i) no pledgee
                           ---- ----              --------
shall be permitted to foreclose on such pledge or to exercise such call before the fifth anniversary of the Closing or to exercise any voting rights with respect to such Common Stock and (ii) any pledgee shall agree to provide 10 days notice of its intent to foreclose on the Common Stock.

          (f)  For purposes of this Section 4:

          "Control" (and the related terms "Controlling" and "Controlled") shall mean the power to direct or change the direction of the management or policies of the Controlled entity.

          "Controlled Affiliate" shall mean (i) with respect to SPE, Sony Corporation and any person which is Controlled by SPE or Sony Corporation, and
(ii) with respect to Liberty, Tele-Communications, Inc. ("TCI") and any person which is Controlled by Liberty or TCI.

          A "Change in Control" shall be deemed to occur if the Common Stock owned by Liberty or SPE, as applicable, is not beneficially owned (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) at least 50% by the Ultimate Beneficial Owner (as defined herein) of Liberty or SPE, as applicable.

          "Ultimate Beneficial Owner" shall mean, with respect to SPE, SPE or Sony Corporation and, with respect to Liberty, TCI or Liberty.

          5.   Effectuation of the Acquisition.  The parties hereto acknowledge
               -------------------------------
that the exact terms and structure of the proposed Acquisition have not yet been determined and agree to work together in good faith to finalize such terms and structure in order to accomplish the proposed Acquisition on terms more fully set forth herein, as expeditiously as practicable. Liberty, SPE, Apollo and Bastion agree, during the Term (as defined below) of this Agreement, to promptly and diligently negotiate in good faith and to use their respective best efforts to reach agreement on the definitive terms for the completion of the Acquisition and the terms of definitive agreements, including, without limitation, one or more Stockholders' Agreements, Stock Purchase Agreements or similar agreements a Network Agreement, a Station Group Agreement and a Program ming or Affiliation Agreement necessary or appropriate for the completion of the Acquisition (collectively, the "Definitive Agreements"), each of which shall be consistent with the terms hereof and shall contain such representations, warranties, covenants and conditions as are set forth below as well as those customary for Acquisitions similar to those provided herein and therein. In addition, the parties agree to cooperate in any efforts to secure all necessary financing, consents and approval for the Acquisition, including, without limitation, all necessary approvals or waivers of the FCC under the Communications Act. Notwithstanding the foregoing, no party will be required to modify any internal relationship or relationship with affiliates, divest or limit its rights with respect to any assets, agree to any restriction of its activities or modify any transaction with affiliates in order to obtain the approval of any regulatory agency in order to consummate the Acquisition. Each party shall consult with the other parties regarding the nature of any discussions with regulatory authorities and keep each other informed of such discussions. Nothing in this Section 5 shall be deemed to limit in any way each party's rights pursuant to Section 9.

          6.   Management.
               ----------

               (a) Governance.  (i) The operations of Station Co. shall be
                   ----------
governed by a Board of Directors consisting of nine directors, four of whom will be nominated by Station Holdings, two of whom will be nominated by SPE, one of whom will be nominated by Liberty and two of whom will be independent directors. One of the independent directors shall be nominated by Station Holdings, subject to approval by Liberty and SPE, which approval shall not be unreasonably withheld. The remaining independent director shall be nominated by Liberty and SPE, acting jointly, subject to approval by Station Holdings, which approval shall not be unreasonably withheld. All actions of the Board of Directors shall require a majority of the votes entitled to be cast as if all directors were present. A director may be removed only by the party which originally designated the director or, in the event of any independent director, by agreement of Station Holdings, Liberty and SPE. Station Co. will not take any actions requiring a Major Decision (as defined below) without the required approval set forth in Section 6 (a)(iii) below.

          (ii) Day-to-day management of the operations of Station Co. will be delegated to the officers of Station Co., who will (except as otherwise specified herein) serve at the pleasure of the Board of Directors, and who will operate Station Co.'s business in accordance with the Business Plan (defined below) and the Budget (as defined below). The initial Business Plan shall include provisions for the planned capital expenditures and expanded local programming as discussed among the parties hereto. The officers of Station Co. shall consist of a Chief Executive Officer, a Chief Financial Officer, and such other officers as the Board of Directors determines from time to time to be appropriate ("Management"). The Chief Executive Officer shall report to the Board of Directors and all other officers shall report to the Chief Executive Officer or another officer designated by him or her. Neither the Board of Directors nor Management shall take any action constituting a Major Decision without the unanimous approval of the stockholders.

          (iii) Station Co.'s charter documents shall provide that (x) the Board of Directors shall not authorize, and Management shall not effect any Major Decision without the unanimous approval of SPE, Liberty and Station Holdings, in their capacity as stockholders and (y) any determination not specifically included in the definition of "Major Decision" or otherwise identified in Section 6(a)(iv) or (v) as requiring approval of the stockholders shall, except to the extent required by Delaware law, be made by the Board of Directors.

          (iv) The Company's management shall prepare and submit the Budget (as defined below) to the Board of Directors and the stockholders for their review. Each Budget shall be approved by the Board of Directors and shall not require the approval of the stockholders except in the case of (i) the initial Budget and (ii) any subsequent Budget if, during the period of 12 months immediately preceding the submission of such Budget for approval, the Company has been in non-compliance (without giving effect to any waivers or modifications within such 12 month period) under one or more of the material financial covenants contained in Station Co.'s senior credit facility (unless the Company shall have been in compliance with such covenants (without giving effect to any waivers or modifications to such covenants within such 12 month period) for the two fiscal quarters immediately preceding the submission of such Budget for approval). If such approval is so required, the Budget shall not be effective or be implemented until such approval is obtained. Notwithstanding anything to the contrary in this Section 6, if for a particular year, the Board of Directors (or if required, the stockholders) do not approve a budget, then the Budget for that year will be the Budget from the prior year ("Rollover Budget") (excluding the prior year's extraordinary and nonrecurring items but including any contractually obligated or legally required commitments or expenditures for that year in the Business Plan), adjusted by a 5% increase for all fixed expenses, together with an adjustment for all variable expenses (such as utilities and insurance) in accordance with the projected variances in their bases and contractual commitments in accordance with their terms. Changes to any approved Budget shall be approved in the same manner as would be required at the time for approval of a Budget.

          (v) The appointment or dismissal of the Chief Executive Officer and Chief Financial Officer, on the recommendation of Station Holdings, shall be approved by at least two of the three stockholders of Station Co., one of which must be Station Holdings.

          (vi) Notwithstanding anything to the contrary contained herein, so long as (x) Station Holdings or any permitted assignee owns any shares of Common Stock and (y) any of SPE, Liberty or any affiliate of SPE, Liberty or any Ultimate Beneficial Owner of SPE or Liberty, beneficially owns both shares of Common Stock and any equity interest in Network Co., all determinations regarding the enforcement of Station Co.'s rights under the Affiliation Agreement and any amendment, modification, change or waiver thereto shall be made on behalf of Station Co. solely by Station Holdings (other than a decision to terminate or fail to renew the Affiliation Agreement in a circumstance where there is no breach on the part of Network Co.).

                    (vii) For purposes of this Section 4(a):

          "Business Plan" shall mean the initial business plan for Station Co. unanimously approved by the stockholders, and any subsequent business plan approved as set forth in (iv) above.

          "Budget" shall mean the initial budget for the first fiscal year, unanimously approved by the stockholders, and any subsequently approved budget (or if no budget is approved, the Rollover Budget).

          "Major Decision" shall mean any of the following:

          (1) Any substantial change in the nature or scope of Station Co.'s Spanish language broadcast business or the acquisition of an additional broadcast station or other substantial business;

          (2)  Issuing any equity or debt securities of Station Co.;

          (3)  Any merger, consolidation, or reorganization of Station
               Co.;

          (4) The sale or other transfer in a single transaction or series of related transactions, of all or substantially all of the assets of Station Co., of any broadcast station or of any other assets with a purchase price in excess of $10 million;

          (5) Taking any action relating to the termination, dissolution, liquidation or winding-up of Station Co.;

          (6) Taking any action that would constitute an Insolvency Event of Station Co. For purposes of this Agreement, an "Insolvency Event" shall occur if Station Co. institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a bankruptcy proceeding against Station Co., files a petition or answer or consent seeking reorganization under any bankruptcy or similar law or statute, consents to the filing of any such petition, or to the appointment of a Custodian, receiver, liquida tor, trustee, or assignee in bankruptcy or insolvency of Station Co. or any substantial part of its assets or property, makes a general assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing;

               (7) Except as set forth in Section 6(a)(vi), permitting any station owned, directly or indirectly, by Station Co. to enter into, amend, take any action to terminate or fail to renew any affiliation agreement (which approval shall not be unreasonably withheld after applying commercial standards of review prevailing among investors in companies comparable to Station Co.); and

               (8) Any related party transaction between any station or Station Co. and any of its stockholders or affiliates thereof, but excluding transactions between Station Co. and Network Co.

          (b) Affiliation Agreements.  Contemporaneously with the Closing,
              ----------------------
Station Co. and Network Co. shall enter into affiliation agreements, containing terms and conditions agreed upon by the parties and as are otherwise customary in agreements of this type (the "Affiliation Agreement"), with respect to all of the television stations owned by the Company, other than WKAQ (Puerto Rico).

          (c) Transfer of Network Assets. Prior to the Closing, Station Co. and
              --------------------------
Network Co. will enter into an Asset Purchase Agreement providing for the sale of the Network Assets for $50 million (or such greater amount as may be determined jointly by Liberty and SPE pursuant to Section 2 of this Agreement) to Network Co. which will acquire and operate the existing network operations of the Company and will enter into the Affiliation Agreements.

          (d) Observer Status.  For so long as Station Holdings holds the
              ---------------
Rights, it shall have the right to attend meetings of the Board of Directors of Network Co. as an observer.

          7.   Conditions.  (a) Each party's obligations to purchase the shares
               ----------
of Common Stock, the Network Interest and the Rights, as applicable, are subject to the satisfaction or waiver of the following conditions:

               (i) all conditions to Station Co.'s obligations to consummate the transactions set forth in the Acquisition Agreement shall have been fulfilled or waived by Station Co.

               (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, including, without limitation, any waiting period required in connection with the formation of Station Co.

          8.   Letter Regarding Confidentiality.  Nothing set forth in this
               --------------------------------
Agreement shall be deemed to supersede the agreements and understandings of the parties set forth in that certain agreement regarding confidentiality between Liberty, SPE and Apollo, dated as of October 6, 1997, which agreement shall remain in full force and effect.

          9.   Exclusive Dealing; Best Efforts.
               -------------------------------

          (a) During the Term, each of Apollo and Bastion, in its capacity as a stockholder of the Company, and its officers, directors, and related persons and others acting on its or their behalf (collectively, "Representatives") shall use their reasonable best efforts consistent with this Agreement, subject in every case to the exercise of their fiduciary duties, as determined by such person in good faith after consultation with counsel, to effect the Acquisition, and subject to the foregoing (i) shall, as expeditiously as practicable, take, or cause to be taken, all actions necessary or desirable in connection with the consummation of the Acquisition, and (ii) shall not take, or permit to be taken, any action if the effect, directly or indirectly, of such action is to prevent, delay, hinder, or make more difficult the consummation of the Acquisition.

          (b) During the Term, neither Apollo, Bastion, SPE nor Liberty nor any of their Representatives shall, directly or indirectly, initiate, solicit or induce any alternative acquisition proposal with respect to the Company, including, without limitation, a merger or other business combination involving the Company, any subsidiary of the Company or any part of its business, or an offer to acquire in any manner, directly or indirectly, an equity interest in, any equity securities of, or all or a substantial portion of the assets of the Company, any subsidiary of the Company or its business, any strategic alliance, relationship or similar transaction between the Company and any other person, or any transaction that could result in a change of control of the Company except as contemplated by this Agreement (an "Alternative Proposal"). During the Term each of Apollo, Bastion, Liberty, SPE and their Representatives shall not (i) participate with any other person in any Alternative Proposal including any Alternative Proposal that results in the retention of all or a portion of the existing equity interests in the Company providing debt or equity financing to any person in connection with any Alternative Proposal or financing the operations of the successor following consummation of an Alternative Proposal, purchasing or otherwise acquiring any securities of the Company, any successor or acquiring entity, any entity participating in an Alternative Proposal or any affiliate or related person thereof, (ii) provide any other form of support to any other person in connection with an Alternative Proposal, (iii) act as an advisor to any other person in connection with any Alternative Proposal or (iv) enter into any agreement with any other person with respect to an Alternative Proposal.

          (c) Each of Apollo, Bastion, Liberty, SPE and their Representatives shall forthwith cease all negotiations or discussions with any third parties with respect to any Alternative Proposal (other than the Acquisition) and none of Apollo, Bastion, Liberty or SPE or any of their Representatives shall, during the Term, engage in any negotiations with respect to any Alternative Proposal or provide any non-public information regarding the Company or its business to any person that may be interested in making any Alternative Proposal.

          (d) Nothing contained in this Agreement shall prohibit Apollo, Bastion or any of their Representatives (including any persons serving as a director of the Company) from taking any action, or refraining from taking any action, which such person determines in good faith after consultation with counsel is necessary in order to fulfill such person's fiduciary duties to the investors in Apollo's or Bastion's, as the case may be, existing fund which is a stockholder of the Company or to the stockholders of the Company generally and any such action or inaction shall not constitute a breach of this Agreement. Nothing contained in this Agreement shall prohibit either Apollo or Bastion from selling, transferring or otherwise disposing of their interest in the Company as a result of an Alternative Proposal that has been approved by a majority of the disinterested directors on the Board of Directors of the Company and by the requisite vote of the stockholders of the Company.


          10.  Public Announcements.  None of the parties nor their respective
               --------------------
Representatives shall make any public announcement with respect to this Agreement or the transactions contemplated hereby, except as required by applicable law, and no such public announcement (including any required filing that is publicly available) shall be made, to the extent reasonably practicable, without prior consultation with the other parties hereto.

          11.  Termination.  This Agreement may be terminated and the proposed
               -----------
Acquisition abandoned as follows:

               (a) by mutual agreement of the parties;

               (b) by Apollo Fund or Bastion Capital if Liberty or SPE has committed a material breach of this Agreement (other than Section 9 which is subject to Section (c) below) and such breach is not cured within 30 days after notice thereof by Apollo to Liberty and SPE;

               (c) by Apollo Fund or Bastion Capital if Liberty or SPE or their respective Representatives breach the terms of Section 9 of this Agreement;

               (d) if no Acquisition Agreement has been executed prior to March 31, 1998 (the "Outside Date") or an Acquisition Agreement previously executed has been subsequently terminated in accordance with its terms, by any party at any time after the Outside Date;

               (e) upon consummation by the Company of an Alternative Proposal;

               (f) by Liberty or SPE if Apollo Fund or Bastion Capital has committed a material breach of this Agreement (other than Section 9, which is subject to (g), below) and such breach is not cured within 30 days after notice thereof by Liberty or SPE to such party;

               (g) by Liberty or SPE if Apollo Fund or Bastion Capital or their respective Representatives breach the terms of Section 9 of this Agreement; or

               (h) by any party, in the event that the parties are unable to agree upon the amount or terms of any Bid or subsequent Bid pursuant to Section 2.

          As used in this Agreement, "Term" shall mean the period beginning on the date hereof and ending on the termination of this Agreement in accordance with its terms pursuant to this Section 11. Further, the parties acknowledge that the foregoing provisions may require adjustment to reflect the terms of the Acquisition Agreement and agree to cooperate with one another to reach mutual agreement with respect thereto.

          12.  Fees and Expenses.  Each party shall bear its own costs and
               -----------------
expenses incurred in connection with this Agreement, the Definitive Agreements and the Acquisition and the other transactions contemplated by this letter or incident to the foregoing.

          13.  Effect of Agreement.  Liberty, SPE, Apollo Fund and Bastion
               -------------------
Capital each acknowledge that this Agreement specifies our agreement as to certain of the conditions to our respective obligations and certain other terms of the Acquisition, and that this Agreement is a binding agreement of the parties, effective and enforceable upon the execution of this Agreement.

          14.  Representations and Warranties.  (a) Each of Liberty, SPE, Apollo
               ------------------------------
Fund and Bastion Capital, severally and not jointly, represents and warrants to the other that: (i) it has the requisite corporate or partnership power and corporate or partnership authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement and the performance by it of its obligations hereunder have been duly authorized by its board of directors or other governing body and no other corporate or partnership proceedings on its part are necessary for the execution and delivery of this Agreement and the performance of its obligations provided for herein; and (iii) this Agreement has been duly executed and delivered by it, and assuming this Agreement is a binding obligation of the other parties, this Agreement constitutes a valid and binding obligation of it enforceable against it in accordance with its terms.

          (b) Apollo Fund represents and warrants that to its knowledge no alien owns any interest in Station Co. within the meaning of the Communications Act, as a result of the investment by Station Holdings in Station Co. Apollo Fund agrees that, subsequent to the date hereof, if Apollo Fund becomes aware that any alien has an attributable interest in Station Co. as a result of the investment by Station Holdings in Station Co., it will restructure its investment in Station Holdings or take any other action necessary so that such alien interest will not be attributable to Station Co. consistent with the requirements of the Communications Act and the rules and regulations of the FCC thereunder and Liberty and SPE will cooperate with all reasonable requests of Apollo Fund in connection therewith.

          (c) Bastion Capital represents and warrants that to its knowledge no alien owns any interest in Station Co. within the meaning of the Communications Act, as a result of the investment by Station Holdings in Station Co. Bastion Capital agrees that, subsequent to the date hereof, if Bastion Capital becomes aware that any alien has an interest in Station Co. as a result of the investment by Station Holdings in Station Co., it will restructure its investment in Station Holdings or take any other action necessary so that such alien interest will not be attributable to Station Co. consistent with the requirements of the Communications Act and the rules and regulations of the FCC thereunder and Liberty and SPE will cooperate with all reasonable requests of Bastion Capital in connection therewith.

          (d) Liberty and SPE represent and warrant that to their knowledge aliens will own less than a 25% interest in Station Co. within the meaning of the Communications Act, as a result of the investment by Liberty and SPE in Station Co. Liberty and SPE agree that, subsequent to the date hereof, if they become aware that aliens own a greater percentage interest in Station Co. as a result of their investment in Station Co., they will restructure their investment in Station Co. consistent with the requirements of the Communications Act and the rules and regulations of the FCC thereunder and Apollo and Bastion will cooperate with all reasonable requests of Liberty and SPE in connection therewith.


          15.  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally, sent by facsimile (receipt of which is confirmed by the person to whom sent) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Liberty, to:

          Liberty Media Corporation
          8101 East Prentice Avenue
          Suite 500
          Englewood, Colorado  80111
          Facsimile No.: (303) 721-5443
          Attention:     David Koff

          with a copy (which shall not constitute notice) to:

          Tele-Communications, Inc.
          5619 DTC Parkway
          Englewood, Colorado  80111
          Facsimile No.: (303) 488-3245
          Attention:     Stephen Brett
          with a copy (which shall not constitute notice) to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue
          Suite 3400
          Los Angeles, California  90071
          Facsimile No.: (213) 687-5600
          Attention:     Thomas C. Janson, Jr.

          (b)  If to SPE, to:

          Sony Pictures Entertainment Inc.
          10202 West Washington Boulevard
          Culver City, California  90232
          Facsimile No.: (310) 244-1818
          Attention:     Alan Sokol

          with a copy (which shall not constitute notice) to:

          Troop Meisinger Steuber & Pasich, LLP
          10940 Wilshire Boulevard
          Los Angeles, California  90024
          Facsimile No.: (310) 443-8503
          Attention:     Richard E. Troop

          (c)  If to Apollo Fund or Station Holdings, to:

          Apollo Advisors, L.P.
          1301 Avenue of the Americas, 38th Floor
          New York, New York 10019
          Facsimile No.: (212) 261-4102
          Attention:     Edward Yorke

          with a copy (which shall not constitute notice) to:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          590 Madison Avenue
          New York, New York 10022
          Facsimile No.: (212) 872-1002
          Attention: Patrick J. Dooley, Esq.

          (d)  If to Bastion Capital, to:

          Bastion Capital Fund, L.P.
          1999 Avenue of the Stars, Suite 2960
          Los Angeles, California  90067
          Attention:  Guillermo Bron

          with a copy (which shall not constitute notice) to:

          Irell & Manella
          333 South Hope Street, Suite 3300
          Los Angeles, California  90071-3042
          Facsimile:  (213) 229-0515
          Attention:  Edmund M. Kaufman

          16.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York applicable to contracts to be performed in such state.

          17.  Assignment.  Except as provided herein, this Agreement shall not
               ----------
be assignable by either party hereto without the prior written consent of the other party hereto.

          18.  Third Party Beneficiaries.  This Agreement is solely for the
               -------------------------
benefit of the parties hereto and is not intended to create any rights in any third parties other than permitted assignees.

          19.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which taken together shall be deemed to constitute one and the same agreement.

          In witness whereof, the parties have executed this agreement as of the 17th day of November, 1997.

                         APOLLO INVESTMENT FUND III

                              By: Apollo Advisors II, L.P., its General
                                  Partner

                                         By: Apollo Capital Management II,
                                             Inc., its General Partner


                         By: /s/ Edward Yorke
                            __________________________________

                            Name:  Edward Yorke
                            Title: V.P.

                         BASTION CAPITAL FUND, L.P.

                              By: Bastion Partner, L.P., its General Partner

                                         By: Bron Corp., its General Partner


                         By: /s/ Guillermo Bron
                            __________________________________
                            Name:  Guillermo Bron
                            Title: President

                         LIBERTY MEDIA CORPORATION


                         By: /s/ David B. Koff
                            ----------------------------------
                            Name:  David B. Koff
                            Title: Vice President

                         SONY PICTURES ENTERTAINMENT INC.


                         By: /s/ Yair Landau
                            __________________________________
                            Name:  Yair Landau
                            Title: Executive Vice President